Exhibit 10.39

Execution Version

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of this 17th day of April, 2020 by and among Kenneth Dichter (the “Executive”), Wheels Up Partners LLC, a Delaware limited liability company (the “Company”) and, solely for purposes of Section 5.4, Wheels Up Partners Holdings LLC (“Holdings”).

WHEREAS, the Company desires to continue to obtain the benefit of the experience, supervision and services of the Executive in connection with the operation of the Company and desires to employ the Executive upon the terms and conditions hereinafter set forth, and the Executive desires and is able to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.            Agreement to Employ; No Conflicts.   Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company. The Executive represents that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (b) he has not, and in connection with his employment with the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which he is or may be bound, and (c) in connection within his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

2.            Employment Duties.   During the Term (as defined below), the Executive shall serve as Chief Executive Officer (“CEO”) of Holdings and the Company, subject to the direction and control of the Board of Directors of Holdings (the “Board”), shall oversee the overall business of the Company with the duties, responsibilities and authority commensurate with such position in similar type companies and shall perform such other duties consistent with the responsibilities of a CEO as assigned by the Board. The Executive shall report directly to the Board. During the Term, the Executive shall devote substantially all of his full business time, energy, experience and talents to such employment and shall devote his efforts to advance the interests of the Company. Notwithstanding the foregoing, provided the following do not interfere with the Executive’s ability to satisfy his obligations to the Company hereunder, the Executive shall be permitted to (i) continue to engage in the same type of entrepreneurial activities in the manner as he has engaged in since the inception of his employment with the Company in September 2013; (ii) serve on the board of directors of non-competitive enterprises, subject to the consent of the Company, which shall not be unreasonably withheld; (iii) engage in civic and charitable activities (including serving on charitable boards); and (iv) manage his personal investments.

3.            Term of Employment.   The term of the Executive’s employment hereunder shall commence on April 17, 2020 (the “Start Date”) and shall continue until April 17, 2024, unless terminated earlier pursuant to the terms of this Agreement (such period of employment, the “Initial Term”). The Executive’s employment shall automatically renew for successive one-year periods (“Renewal Term”) unless notice of non-termination is provided by either party within ninety (90) days prior to the expiration of the then current Term. For the purposes of this Agreement, the Initial Term and any Renewal Term shall be referred to herein as the “Term”. A non-renewal of the Executive’s employment by the Company shall be deemed a termination without Cause.

4.            Place of Employment.   The Executive’s principal place of employment shall be at the Company’s headquarters in New York, New York. Notwithstanding the foregoing, the Executive acknowledges that the duties to be performed by the Executive hereunder are such that the Executive may be required to travel extensively.

5.            Compensation; Reimbursement.   During the Term, the Company shall pay or provide to the Executive, in full satisfaction for his services provided hereunder, the following:

5.1.         Base Salary.   During the Term, the Company shall pay the Executive a base salary of $925,000 per year (as may be increased from time to time pursuant to this Section 5.1, “Base Salary”), payable in accordance with the payroll policies of the Company for senior executives as from time to time are in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations (the “Payroll Policies”). The Executive’s Base Salary shall be subject to annual review and may be increased from time to time solely at the discretion of the Board, but shall not be reduced during the Term.

5.2.         Signing Bonus.  Upon commencement of employment, the Company shall pay the Executive a signing bonus in amount of $175,000, payable in a lump sum in accordance with the Payroll Policies.

5.3.         Annual Bonus Opportunity.   The Executive will be eligible for an annual bonus with a target amount equal to two hundred percent (200%) of his then current Base Salary (“Target Bonus”), the payment of which shall be determined based on the satisfaction of Board-established performance metrics for management bonuses generally, which account for the Company’s satisfying its budget and growth projection and individual performance at target levels. The Company anticipates that such metrics shall be developed by the Board for each budget year during the Term, and until such time as they are adopted, the Executive’s right to the annual bonus shall be determined in the sole discretion of the Board. In the event of the Executive’s extraordinary performance during any budget year during the Term, the Board may award the Executive a bonus in excess of the Target Bonus. The Executive shall be eligible to earn a full annual Target Bonus for 2020, without proration, provided it is otherwise payable in accordance with management targets developed by the Board for 2020 or, if no such targets are established, at the discretion of the Board. Any annual bonus payable hereunder shall be paid not later than March 15 of the year following the year to which it relates, so long as the Executive is employed by the Company as of the end of the calendar year to which the annual bonus relates. The Board’s good faith determination of the Executive’s eligibility to receive an annual bonus and the calculation of any such bonus shall be final and conclusive.

5.4.         Profits Interests.

5.4.1       Not later than ten (10) days following the Start Date, the Executive shall be granted 15,227,225 Profits Interests in Wheels Up MIP LLC (“Wheels Up MIP”) pursuant to a Profits Interest Award Agreement by and among the Executive, Holdings and Wheels Up MIP. Such Profits Interests represent an indirect interest in three and a half percent (3.5%) of the current outstanding equity of Holdings on a fully diluted basis, after giving effect to vested and unvested profit interests, restricted interests and interest options outstanding as of the date hereof (the “Award”).

5.4.2      The Award shall be evidenced by an award agreement substantially in the form of the Profits Interest Award Agreement attached hereto as Exhibit A, as modified based on the terms set forth herein (the “Award Agreement”), and shall be subject to the terms and conditions of each of the Wheels Up Partners Holdings LLC Equity Incentive Plan VII (or an equivalent plan), the Sixth Amended and Restated Limited Liability Company Agreement of Holdings dated January 17, 2020 (the “Holdings LLCA”), and the Amended and Restated Limited Liability Company Agreement of Wheels Up MIP dated as of December 22, 2016 (each of which is also included with Exhibit A), each as amended from time to time in accordance with its terms (collectively, the “Equity Documents”).

5.4.3       The Participation Threshold (as defined in the Award Agreement) with respect to the Award will be determined by the Board at the time of grant. For the avoidance of doubt, the Award shall be administered such that any distribution made by Holdings shall simultaneously be credited, on a dollar-for-dollar basis, against the Applicable Participation Threshold (as defined in the Holdings LLCA) that applies to the underlying Profits Interests (as defined in the Holdings LLCA) to which the Award relates as well as the Participation Threshold with respect to the Award.

5.4.4      Notwithstanding anything in the Equity Documents to the contrary, (i) for purposes of Section 2 of the Award Agreement, “Cause” shall mean Cause as defined in this Agreement and a termination by the Executive for Good Reason shall be treated in the same manner as a termination by Holdings without Cause for purposes of such Section 2 and interpretation of both shall be in accordance with the dispute procedures set forth herein; (ii) “Repurchase Value” as determined under the Award Agreement shall be determined without regard to minority, lack of liquidity or marketability or similar discounts; (iii) Holdings will allow the Executive to participate in any equity issuance for which the preemptive rights under Section 11.5 of the Holdings LLCA applies on a “look-through” basis as if he had held the Award directly in Holdings; and (iv) the piggyback registration rights provided under Section 12.3 of the Holdings LLCA that apply with respect to the underlying Profits Interests (as defined in the Holdings LLCA) to which the Award relates shall be exercised by Wheels Up MIP (or Holdings in its capacity as managing member of Wheels Up MIP) at the direction of the Executive and corresponding effect shall be given to the Award upon the exercise of such rights.

5.5.        Executive Flights Hours.  Consistent with prior practice, the Company shall continue to annually allocate flight hours to the Executive to promote, increase and maintain Wheels Up’s business and the Wheels Up brand (one hundred (100) hours per year on mid cabin aircraft (e.g. Citation Excel/XLS, Citation X) and one hundred fifty (150) hours per year, light cabin aircraft (e.g. King Air 350i, Hawker 400 XP)). Further, in addition to the aforementioned allocation, the Executive will be entitled to purchase up to fifty (50) King Air 350i hours per year, fifty (50) Citation Excel/XLS hours per year and fifty (50) Citation X hours per year at the then prevailing rate and terms available for purchase generally by other senior executives of the Company and members of the Board.

5.6.         Expenses.  The Company shall pay or reimburse the Executive for ordinary and necessary business expenses incurred by him in the performance of his duties as an employee of the Company in accordance with the Company’s usual policies upon receipt from the Executive of written substantiation of such expenses which is acceptable to the Company.

5.7.         Benefits.  During the Term, the Executive shall be entitled to participate in all health, life, disability, pension, sick leave and other benefits generally made available by the Company to its senior executives; provided, however, that the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees. Further, the Executive shall be entitled to such other perquisites and fringe benefits that are provided generally to other senior executives of the Company.

5.8.        Reimbursement of Life Insurance Premiums.  The Company shall pay or reimburse the Executive for annual premiums in an amount not to exceed $67,500 for a life insurance policy with a face value in the range of $8,000,000 to $10,000,000 for the benefit of the Executive’s beneficiaries.

5.9.         Vacation.  The Executive shall be entitled to four (4) weeks paid vacation per in accordance with the Company’s vacation policy, which shall accrue on a quarterly basis, to be taken at a time or times which do not unreasonably interfere with his duties hereunder. Any vacation not used during any calendar year shall be forfeited.

6.            Termination.  The Executive’s employment hereunder may be terminated as follows:

6.1.         Upon Death or Disability.  In the event the Executive has been unable to perform his duties as a result of physical or mental illness or incapacity for one hundred eighty (180) days in any three hundred sixty-five (365)-day period (a “Disability”), the Company may terminate the Executive’s employment hereunder by written notice given while the Executive is so disabled. In order to assist the Board in making that determination, the Executive shall, as reasonably requested by the Board, (a) make himself available for medical examinations by one or more physicians chosen by the Board and (b) grant to the Board and any such physicians access to all relevant medical information concerning his, arrange to furnish copies of his medical records to the Board and use his best efforts to cause his own physicians to be available to discuss his health with the Board. If the Executive dies during the Term, the Executive’s employment hereunder shall automatically terminate as of the close of business on the date of his death. Upon termination for Disability or death, the Company shall not be obligated to make any salary, bonus or other payments or provide any benefits under this Agreement (other than payments for services rendered or expenses incurred through the date of such termination); provided, however, the Company shall pay to the Executive, or the Executive’s legal representative: (i) the Base Salary (less any amounts that the Executive may receive pursuant to any Company-sponsored long-term disability insurance policy for senior executives as and if in effect at the date of termination) in accordance with the Payroll Policies for a period of three (3) months following the date of such termination; (ii) a pro rata annual bonus based on the amount that would have been otherwise payable under Section 5.3 above and the number of days the Executive was employed during the applicable year, and paid at the time specified in Section 5.3 above (the “Pro Rata Bonus”); (iii) any annual bonus due for any completed prior year when such bonuses would otherwise be paid (the “Past Year Bonus”); (iv) any Base Salary, vacation pay or expense reimbursement through the date of termination due to the Executive in accordance with Company policy; (v) any other amount due to the Executive in accordance with Company benefit plans, equity plans and grants; and (vi) in the case of termination for Disability, to the maximum extent permissible under such plans, all employee benefits specified in Section 5.7 that the Executive was receiving at the date of termination for a period of twelve (12) months after the date of such termination; provided, that if the Executive is not entitled to ongoing coverage as an employee under any such Company benefit plans, and the Executive elects to continue coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse the Executive for the cost of coverage under COBRA for a period of twelve (12) months from the date of termination due to Disability. In all cases, the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees. Items ((ii) through (v) shall be referred to as “Accrued Amounts.”

6.2.        For Cause.  The Company may terminate the Executive’s employment hereunder for Cause (as defined below) and all of the Executive’s rights to payments (other than salary payments for services already rendered and expenses incurred through the date of such termination) and any other benefits otherwise due hereunder shall cease immediately and there shall be no additional vesting of Profits Interests. The Company shall have “Cause” for termination of the Executive if any of the following has occurred:

(a)         (i) material dishonesty in the performance of the Executive’s duties hereunder or (ii) the Executive’s failure, willfully, intentionally or grossly negligently, to perform his duties hereunder (other than as a result of a Disability);

(b)         willful misconduct in connection with the performance of the Executive’s duties hereunder;

(c)         the Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or with respect to a misdemeanor involving moral turpitude;

(d)         a material breach by the Executive of any material covenant or provision contained in (i) this Agreement or (ii) the Employee Confidentiality Agreement and Restrictive Covenants executed by the Executive and the Company concurrently with their execution and delivery of this Agreement;

(e)         the Company, after reasonable investigation, finds that the Executive has materially violated any material written policies of the Company, including, but not limited to, any code of conduct or ethics policies, or policies pertaining to harassment or discrimination;

(f)         a willful failure or refusal by the Executive to attempt in good faith to comply with a written directive from the Board (unless such directive represents an illegal act); or

(g)         a confirmed positive illegal drug test for the Executive;

provided, however, that none of the foregoing shall constitute Cause unless the Company first provides the Executive with written notice referencing this provision and describing the grounds that the Company believes constitutes Cause and the Executive fails to cure such grounds within thirty (30) days after receipt of such written notice (except in the case of matters which the Board reasonably determines in good faith are not able to be cured in which case the Executive’s termination for Cause shall be effective immediately upon his receipt of the written Cause notice from the Company).

6.3.        Without Cause.  (a) The Company may terminate the Executive’s employment hereunder without Cause at any time upon thirty (30) days’ written notice to the Executive. If the Company terminates the Executive without Cause, the Company will pay to the Executive: (i) an aggregate amount equal to two times the sum of (x) the Executive’s then-current Base Salary (“Base Salary Severance”) and (y) the Executive’s Target Bonus (“Severance Bonus”); and (ii) the Accrued Amounts. The Base Salary Severance shall be payable as salary continuation over the two-year period following the date of termination. The Severance Bonus shall commence upon the first payroll period on or after March 15, of the year following the year in which the Executive is terminated, and shall be payable in a pro rata amount for a period that runs concurrently with the remaining period that the Executive is receiving Base Salary Severance. In addition to the foregoing, if on the date of termination the Executive is enrolled in any employee benefit plan made available pursuant to Section 5.7 above, and the Executive elects to continue coverage under such plan(s) pursuant to COBRA, or elects coverage under a different health plan, the Company will reimburse the Executive for the lesser of (i) the cost of coverage under COBRA and (ii) the cost of coverage under a different health plan for a period of twenty-four (24) months from the date of termination. In all cases, the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees. Finally, the Executive shall also be allocated two hundred (200) flight hours per year (including one hundred (100) King Air 350i hours, fifty (50) Citation Excel/XLS hours and fifty (50) Citation X hours) during the two-year period following the date of termination, which use should be prorated over each calendar year during which Base Salary Severance is paid based on the relative number of months in such year in the Base Salary Severance period.

(b)          Notwithstanding the foregoing provisions of Section 6.3(a), if the Executive’s employment is terminated for any of the reasons specified in Section 6.3(a) at any time within the six (6) months preceding or twelve (12) months following a Change in Control (as defined in the Holdings LLCA), the Base Salary Severance and Severance Bonus payments shall be equal to three times the sum of (1) the Executive’s then-current Base Salary and (2) the Executive’s Target Bonus, and the payments described in Section 6.3(a) shall be made over a period of thirty-six (36) months (instead of twenty-four (24)).

(c)           It is further acknowledged and agreed by the parties that the actual damages to the Executive in the event of termination during the Term under this Section 6.3 would be difficult if not impossible to ascertain, and, therefore, the Base Salary Severance, Severance Bonus and employee benefit continuation provisions set forth in Section 6.3(a) shall be the Executive’s sole and exclusive remedy in the case that any severance becomes payable pursuant to Section 6.3(a) or 6.4 and shall, as liquidated damages or severance pay or both, in such a case be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which the Executive may have in the case of such termination. This Section 6.3(c) shall be of no force or effect if the Executive does not comply with the Release requirements set forth in Section 7 and is therefore ineligible to receive payments under Section 6.3 or 6.4. The Executive shall have no obligation to mitigate the amounts to be received, and no other income earned by the Executive shall offset such amounts.

6.4.         For Good Reason.  During the Term, the Executive shall be entitled to resign his employment for Good Reason. In the event the Executive resigns his employment under grounds that constitute Good Reason, the Executive shall be entitled to the same payments and benefits and subject to the same conditions as a termination without Cause under Section 6.3. Good Reason shall be defined as follows:

(i)           a material breach by the Company of any material covenant or provision of this Agreement; or there is a breach of the Equity Documents by the Company, Holdings or Wheels Up MIP that materially affects the Executive’s rights or benefits with respect to the Profits Interests or any other equity award previously or subsequently granted to the Executive;

(ii)          any involuntary change in the Executive’s title or reporting relationships (including any requirement to report to any person other than the Board) or any involuntary material diminution in the Executive’s material duties, authorities or responsibilities as CEO;

(iii)         a reduction by the Company in the Base Salary or a reduction in the Executive’s Target Bonus as provided hereunder; or

(iv)         the relocation of the Executive’s principal place of business outside of New York, New York or the state of New Jersey;

provided, however, that none of the foregoing shall constitute Good Reason unless the Executive first provides the Company with written notice referencing this provision and describes the existence of such event that the Executive believes constitutes Good Reason within sixty (60) days after the initial occurrence of such event, and the Company fails to cure such change or reduction within thirty (30) days after receipt of such written notice, and the Executive resigns from employment within fifteen (15) days after the end of such cure period.

7.            Release.  Notwithstanding the foregoing, in order to be eligible for any of the payments under Section 6.1 (in the case of termination for Disability), 6.3 or 6.4, the Executive must (a) execute and deliver to the Company a general release, which shall include customary carve-outs for any unpaid severance payments and benefit reimbursement payments, benefits owed under any employee benefit plan, rights to equity, indemnification arrangements related to the indemnities described in Section 11.6 hereof, and claims that cannot be released by law (the “Release”), and (b) as reasonably determined by the Board in good faith, must be and remain in material compliance with his obligations under this Agreement, and the Employee Confidentiality and Restrictive Covenant Agreement attached hereto as Exhibit B. The Executive must sign and tender the Release, which shall be substantially in the form of Exhibit C attached hereto, not later than sixty (60) days following the Executive’s last day of employment, or such earlier date as required by the Company, and if the Executive fails or refuses to do so, the Executive shall forfeit the right to such termination compensation and benefits as would otherwise be due and payable. If the severance payments are otherwise subject to Section 409A of the Code, they shall begin within ninety (90) days following the date the Executive’s employment terminates; provided, however, that if such ninety (90) days extends across two (2) calendar years, the payments to the Executive shall begin in the second of the calendar years. If the payments are not otherwise subject to Section 409A of the Code, they shall begin on the first pay period after the Release becomes effective. The initial severance payment shall include any unpaid severance payments from the date the Executive’s employment terminated, subject to the Executive’s executing and tendering the Release. For the avoidance of doubt, notwithstanding the previous three sentences, the timing of the Severance Bonus installments shall be as set forth in Section 6.3. In the event the Board reasonably and in good faith determines, with notice to the Executive, that the Executive has materially breached his obligations under this Agreement, or the Employee Confidentiality and Restrictive Covenant Agreement, any and all payments or benefits provided for in Sections 6.3 or 6.4 shall cease immediately.

8.            Customers, Suppliers. The Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any customer of or supplier to the Company, except as may be disclosed and consented to by the Board from time to time. Nothing in this Section 8 shall prohibit the Executive from (i) acquiring or holding not more than two percent (2%) of any class of publicly traded securities of any business or (ii) having a passive investment in a private equity or other commingled amount.

9.            Section 409A. The Company and the Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Internal Revenue Code (“Code”), and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 9. The Executive acknowledges that Section 409A of the Code assigns liability for violation of the section to the Executive and not to the Company. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 6 of this Agreement shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)) and the payment of the severance benefits to be made under Section 6 of this Agreement shall be treated as a right to a series of separate payments in accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii). Further, if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Code as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

10.          Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(a)         For notices and communications to the Company

Wheels Up Partners LLC
220 W. 42nd Street, 9th Floor
New York, NY 10036
Attn: Jason Horowitz, COO
jhorowitz@wheelsup.com

(b)        For notices and communications to the Executive, to the address set forth below his signature hereto. Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

11.          General.

11.1.       Governing Law/ Venue.  This Agreement shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of New York located in New York County, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of New York.

11.2.      Amendment: Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.3.      Successors and Assigns.  This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by his. The Company may assign this Agreement and its rights, together with its obligations, hereunder only in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

11.4.       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

11.5.      Severability.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

11.6.      Indemnification.  During the Term and at all times thereafter, the Company agrees that it shall indemnify the Executive and provide the Executive with Directors & Officers liability insurance coverage to the same extent that it indemnifies and/or provides such insurance coverage to the Board members and other most senior executive officers.

11.7.      Entire Agreement.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WHEELS UP PARTNERS LLC

By:	/s/ Eric Jacobs
Name: Eric Jacobs
Title: CFO

WHEELS UP PARTNERS HOLDINGS LLC
(solely for purposes of Section 5.4)

By:	/s/ Eric Jacobs
Name: Eric Jacobs
Title: CFO

EXECUTIVE:

/s/ Kenneth Dichter
Kenneth Dichter

Address and email:

[Signature Page to Employment Agreement]